Exhibit (a)(5)(F)

MACOM Successfully Completes Tender Offer for Mindspeed Technologies

LOWELL, Mass., December 18, 2013 – M/A-COM Technology Solutions Holdings, Inc. (NASDAQ: MTSI) (MACOM), a leading supplier of high performance RF, microwave, and millimeter wave products, today announced that it has successfully completed its previously announced tender offer to purchase all outstanding shares of common stock of Mindspeed Technologies, Inc. (NASDAQ: MSPD) (Mindspeed) for $5.05 per share in cash. The tender offer expired at 12:00 midnight, New York City time, on December 17, 2013. As such, MACOM intends to complete the acquisition of Mindspeed today through a merger under Section 251(h) of the Delaware General Corporation Law.

John Croteau, President and Chief Executive Officer stated, “I am pleased to announce the successful completion of the Mindspeed tender. I believe the acquisition will firmly position MACOM as a leading global provider of high performance analog (HPA) solutions for high speed Networking as well as Enterprise applications. As foreshadowed in our November 5th announcement of the definitive agreement to acquire Mindspeed, yesterday Mindspeed announced a definitive agreement to divest its wireless business to Intel Corporation. We’ll be squarely focused during the next 100 days on integration, realizing synergies and leveraging Mindspeed’s high-growth, high-margin HPA portfolio to grow market share.”

Based on information provided by Computershare Trust Company, N.A., the depositary for the tender offer, as of the expiration of the tender offer, approximately 30,773,328 shares were validly tendered and not withdrawn in the tender offer, representing approximately 70.1 percent of Mindspeed’s outstanding shares. Accordingly, the condition to the tender offer that there be validly tendered and not withdrawn at least a majority of Mindspeed’s outstanding shares has been satisfied. As a result, MACOM has accepted for payment in accordance with the terms of the tender offer all shares of Mindspeed common stock that were validly tendered and not withdrawn prior to expiration of the tender offer, and payment for such shares will be made promptly.

As a result of the completion of the merger intended to be completed today, all remaining eligible shares of Mindspeed common stock (other than (i) shares then held by MACOM, Mindspeed or their respective subsidiaries, (ii) shares that are held by any stockholders of Mindspeed who have properly demanded appraisal rights in connection with the Merger under Delaware law and (iii) shares of unvested restricted stock of Mindspeed assumed by MACOM in connection with the Merger) will be converted into the right to receive $5.05 per share in cash, without interest and less any applicable withholding taxes, the same price that was paid in the tender offer. As a result of the merger, Mindspeed’s common stock will cease to be traded on the NASDAQ Global Market as of December 18, 2013 and will no longer be listed.

About MACOM

M/A-COM Technology Solutions Holdings, Inc. (www.macomtech.com) is a leading supplier of high performance RF, microwave, and millimeter wave products that enable next-generation internet and modern battlefield applications. Recognized for its broad catalog portfolio of technologies and products, MACOM serves diverse markets, including CATV, wireless and optical communications infrastructure, satellite, radar, automotive, industrial, medical, and mobile devices. A pillar of the RF and microwave industry, we thrive on more than 60 years of solving our customers’ most complex problems.

Headquartered in Lowell, Massachusetts, MACOM is certified to the ISO9001 international quality standard and ISO14001 environmental management standard. MACOM has design centers and sales offices throughout North America, Europe, Asia and Australia.

MACOM, M/A-COM, M/A-COM Technology Solutions, M/A-COM Tech, Partners in RF & Microwave, The First Name in Microwave and related logos are trademarks of MACOM. All other trademarks are the property of their respective owners.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements based on MACOM management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include, among others, statements concerning the Mindspeed transaction, including those regarding the potential date of closing and impact on MACOM and its results of operations of the acquisition, MACOM’s execution of its announced strategies regarding the acquisition, realization of synergies and proposed divestiture activity. Forward-looking statements include all statements that are not historical facts and generally may be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” or similar expressions and the negatives of those terms.

Forward-looking statements contained in this press release reflect MACOM’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause those events or our actual activities or results to differ materially from those expressed in any forward-looking statement. Although MACOM believes that the expectations reflected in the forward-looking statements are reasonable, it cannot and does not guarantee future events, results, actions, levels of activity, performance or achievements, including the successful closing of the Mindspeed transaction. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, among others, costs associated with the merger, tender offer and financing of the Mindspeed transaction; matters arising in connection with the parties’ efforts to comply with and satisfy applicable regulatory approvals and closing conditions relating to the transaction, delays in or inability to complete anticipated divestiture and restructuring activities, disruption or disputes with buyers, employees, customers, suppliers or licensors arising from the acquisition or related divestiture activity, failure to achieve expected synergies and other anticipated benefits of the transaction, the potential for weakness or less than expected strength in our catalog business, continued weakness in our Networks market, lower than expected demand in any or all of our four primary end markets or from any of our large OEM customers based on macro-economic weakness or otherwise, the potential for defense spending cuts, program delays, cancellations or sequestration, failures or delays by customers in winning business or to make purchases from us in support of such business, lack of adoption or delayed adoption by customers and industries we serve of GaN or other solutions offered by us, failures or delays in porting and qualifying GaN process technology to our Lowell, MA fabrication facility, lower than expected utilization and absorption in our manufacturing facilities, lack of success or slower than expected success in our new product development efforts, loss of business due to competitive factors, product or technology obsolescence, customer program shifts or otherwise, lower than anticipated or slower than expected customer acceptance of our new product introductions, the potential for a shift in the mix of products sold in any period toward lower-margin products or a shift in the geographical mix of our revenues, the potential for increased pricing pressure based on competitive factors, technology shifts or otherwise, the impact of any executed or abandoned acquisition, divestiture or restructuring activity, the impact of supply shortages or other disruptions in our internal or outsourced supply chain, the relative success of our cost-savings initiatives, the potential for inventory obsolescence and related write-offs, the expense, business disruption or other impact of any current or future investigations, administrative actions, litigation or enforcement proceedings we may be involved in, and the impact of any claims of intellectual property infringement or misappropriation, which could require us to pay substantial damages for infringement, expend significant resources in prosecuting or defending such matters or developing non-infringing technology, incur material liability for royalty or license payments, or prevent us from selling certain of our products, as well as those factors described in “Risk Factors” in MACOM’s filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended September 27, 2013 as filed with the SEC on December 5, 2013. MACOM undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Company Contact:

M/A-COM Technology Solutions Holdings, Inc.

Jessen Wehrwein

Director, Corporate Communications

P: 978-656-2853

E: jessen.wehrwein@macomtech.com

Investor Relations Contact:

Shelton Group

Leanne K. Sievers

EVP, Investor Relations

P: 949-224-3874

E: lsievers@sheltongroup.com